Exhibit 99.1

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Frank Morgan	Harlow Sumerford
615-344-2688	615-344-1851

HCA HEALTHCARE REPORTS THIRD QUARTER 2022 RESULTS

Nashville, Tenn., October 21, 2022 – HCA Healthcare, Inc. (NYSE: HCA) today announced financial and operating results for the third quarter ended September 30, 2022.

Key third quarter metrics (all percentage changes compare 3Q 2022 to 3Q 2021 unless otherwise noted):

•	Revenues totaled $14.971 billion

•	Net income attributable to HCA Healthcare, Inc. totaled $1.134 billion, or $3.91 per diluted share

•	Adjusted EBITDA totaled $2.902 billion

•	Cash flows from operating activities totaled $3.020 billion

•	Same facility admissions declined 1.5 percent while same facility equivalent admissions increased 2.3 percent

“Despite a difficult comparison to the prior year due to the COVID-19 Delta variant, we are pleased with our results and the execution of our teams in a challenging operating environment, which included tremendous efforts from our courageous frontline caregivers and support teams who worked tirelessly to provide uninterrupted care during Hurricane Ian,” said Sam Hazen, Chief Executive Officer of HCA Healthcare.

Revenues in the third quarter of 2022 totaled $14.971 billion, compared to $15.276 billion in the third quarter of 2021. Net income attributable to HCA Healthcare, Inc. totaled $1.134 billion, or $3.91 per diluted share, compared to $2.269 billion, or $7.00 per diluted share, in the third quarter of 2021. Results for the third quarter of 2022 include losses on sales of facilities of $3 million, or $0.02 per diluted share. Results for the third quarter of 2021 include gains on sales of facilities of $1.047 billion, or $2.43 per diluted share, related to the sale of four hospitals in Georgia and other health care entity investments. In September 2022, the state of Florida received approval from the Centers for Medicare and Medicaid Services for its directed payment program for the program year that began October 1, 2021 and ended September 30, 2022. Revenues for the third quarter of 2022 include approximately $266 million for the full program year. Other operating expenses include approximately $125 million from provider tax assessments related to the same period.

For the third quarter of 2022, Adjusted EBITDA totaled $2.902 billion, compared to $3.224 billion in the third quarter of 2021. Adjusted EBITDA is a non-GAAP financial measure. A table providing supplemental information on Adjusted EBITDA and reconciling net income attributable to HCA Healthcare, Inc. to Adjusted EBITDA is included in this release.

Results for the third quarter 2022 include Hurricane Ian’s impact, primarily on our Florida facilities, causing additional expenses and lost revenues estimated at $35 million. This amount is prior to any potential insurance recoveries.

Same facility admissions declined 1.5 percent while same facility equivalent admissions increased 2.3 percent in the third quarter of 2022, compared to the prior year period. Same facility emergency room visits declined 1.3 percent in the third quarter of 2022, compared to the prior year period. Same facility inpatient surgeries increased 5.6 percent, and same facility outpatient surgeries increased 2.0 percent in the third quarter of 2022, compared to the same period of 2021. Same facility revenue per equivalent admission declined 3.5 percent in the third quarter of 2022, compared to the third quarter of 2021. Year over year comparisons were impacted by significantly higher COVID-19 volumes in the prior year, when COVID-19 represented 12.7 percent of same-facility admissions versus 5.2 percent in the current year quarter.

Nine Months Ended September 30, 2022

Revenues for the nine months ended September 30, 2022 totaled $44.736 billion, compared to $43.688 billion in the same period of 2021. Net income attributable to HCA Healthcare, Inc. was $3.562 billion, or $11.97 per diluted share, for the nine months ended September 30, 2022 compared to $5.142 billion, or $15.43 per diluted share, for the first nine months of 2021. Results for the nine months ended September 30, 2022 include losses on sales of facilities of $25 million, or $0.09 per diluted share, and losses on retirement of debt of $78 million, or $0.20 per diluted share. Results for the nine months ended September 30, 2021 include gains on sales of facilities of $1.057 billion, or $2.39 per diluted share, and losses on retirement of debt of $12 million, or $0.03 per diluted share.

Balance Sheet and Cash Flows from Operations

As of September 30, 2022, HCA Healthcare, Inc.’s balance sheet reflected cash and cash equivalents of $999 million, total debt of $37.710 billion, and total assets of $51.484 billion. During the third quarter of 2022, capital expenditures totaled $1.131 billion, excluding acquisitions. Cash flows provided by operating activities in the third quarter of 2022 totaled $3.020 billion, compared to $2.277 billion in the third quarter of 2021.

During the third quarter of 2022, the Company repurchased 3.361 million shares of its common stock at a cost of $698 million. The Company had $3.106 billion remaining under its repurchase authorization as of September 30, 2022. As of September 30, 2022, the Company had $3.885 billion of availability under its credit facilities.

Dividend

HCA today announced that its Board of Directors declared a quarterly cash dividend of $0.56 per share on the Company’s common stock. The dividend will be paid on December 28, 2022 to stockholders of record at the close of business on December 14, 2022.

The declaration and payment of any future dividend will be subject to the discretion of the Board of Directors and will depend on a variety of factors, including the Company’s financial condition and results of operations and contractual restrictions. Future dividends are expected to be funded by cash balances and future cash flows from operations.

Earnings Conference Call

HCA Healthcare will host a conference call for investors at 8:00 a.m. Central Daylight Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed at: https://investor.hcahealthcare.com/events-and-presentations.

About the Company

As of September 30, 2022, HCA Healthcare operated 182 hospitals and approximately 2,300 ambulatory sites of care, including surgery centers, freestanding emergency rooms, urgent care centers and physician clinics, in 20 states and the United Kingdom.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include statements that do not relate solely to historical or current facts. Forward-looking statements can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) developments related to COVID-19, including, without limitation, the length and severity of its impact and the spread of virus strains with new epidemiological characteristics; the volume of canceled or rescheduled procedures and the volume and acuity of COVID-19 patients cared for across our health systems; measures we are taking to respond to COVID-19; the impact and terms (including the termination or expiration) of government and administrative regulation and stimulus and relief measures (including the Families First Coronavirus Response Act, the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, the Paycheck Protection Program and Health Care Enhancement Act, the Consolidated Appropriations Act, 2021, the American Rescue Plan Act of 2021 (“ARPA”) and other enacted and potential future legislation) and whether various stimulus and relief programs continue or new similar programs are enacted in the future; changes in revenues due to declining patient volumes, changes in payer mix, deteriorating macroeconomic conditions (including increases in uninsured and underinsured patients) and capacity constraints; potential increased expenses related to inflation or labor, supply chain or other expenditures; supply shortages and disruptions; and the timing, availability and adoption of effective medical treatments and vaccines (including boosters), (2) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, (3) the impact of current and future federal and state health reform initiatives and possible changes to other federal, state or local laws and regulations affecting the health care industry, including but not limited to, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “Affordable Care Act”), and the effects of additional changes to the Affordable Care Act, its implementation, or interpretation (including through executive orders and court challenges), and proposals to expand coverage of federally-funded insurance programs as an alternative to private insurance or establish a single-payer system (such reforms often referred to as “Medicare for All”), and also including any such laws or governmental regulations which are adopted in response to COVID-19, (4) the effects related to the implementation of sequestration spending reductions required under the Budget Control Act of 2011, related legislation extending these reductions and those required under the Pay-As-You-Go Act of 2010 (“PAYGO Act”) as a result of the federal budget deficit impact of the ARPA, and the potential for future deficit reduction legislation that may alter these spending reductions, which include cuts to Medicare payments, or create additional spending reductions, (5) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (6) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (7) possible changes in Medicare, Medicaid and other state programs, including Medicaid supplemental payment programs or Medicaid waiver programs, that may impact reimbursements to health care providers and insurers and the size of the uninsured or underinsured population, (8) increases in wages and the ability to attract, utilize and retain qualified management and other personnel, including affiliated physicians, nurses and medical and technical support personnel, and workforce disruptions, (9) the highly competitive nature of the health care business, (10) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under third-party payer agreements, the ability to enter into and renew third-party payer provider agreements on acceptable terms and the impact of consumer-driven health plans and physician utilization trends and practices, (11) the efforts of health insurers, health care providers, large employer groups and others to contain health care costs, (12) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (13) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (14) changes in accounting practices, (15) changes in general economic conditions nationally and regionally in our markets, including inflation and economic and business conditions (and the impact thereof on the economy and financial markets) resulting from COVID-19 or other factors, (16) the emergence of and effects related to pandemics, epidemics and infectious diseases, (17) future divestitures which may result in charges and possible impairments of long-lived assets, (18) changes in business strategy or development plans, (19) delays in receiving payments for services provided, (20) the outcome of pending and any future tax audits, disputes and litigation associated with our tax positions, (21) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, (22) the impact of potential cybersecurity incidents or security breaches, (23) our ongoing ability to demonstrate meaningful use of certified electronic health record (“EHR”) technology and the impact of interoperability requirements, (24) the impact of natural disasters, such as hurricanes and floods, physical risks from climate change or similar events beyond our control, (25) changes in U.S. federal, state, or foreign tax laws including interpretive guidance that may be issued by taxing authorities or other standard setting bodies, and (26) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2021 and our other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All references to “Company” and “HCA Healthcare” as used throughout this release refer to HCA Healthcare, Inc. and its affiliates.

HCA Healthcare, Inc.

Condensed Consolidated Comprehensive Income Statements

Third Quarter

Unaudited

(Dollars in millions, except per share amounts)

	2022		2021
	Amount	Ratio	Amount	Ratio
Revenues	$14,971	100.0%	$15,276	100.0%

Salaries and benefits	6,899	46.1	7,094	46.4
Supplies	2,320	15.5	2,463	16.1
Other operating expenses	2,860	19.1	2,530	16.6
Equity in earnings of affiliates	(10)	(0.1)	(35)	(0.2)
Depreciation and amortization	749	5.0	716	4.7
Interest expense	446	3.0	398	2.6
Losses (gains) on sales of facilities	3	—	(1,047)	(6.9)

	13,267	88.6	12,119	79.3

Income before income taxes	1,704	11.4	3,157	20.7

Provision for income taxes	360	2.4	685	4.5

Net income	1,344	9.0	2,472	16.2

Net income attributable to noncontrolling interests	210	1.4	203	1.3

Net income attributable to HCA Healthcare, Inc.	$1,134	7.6	$2,269	14.9

Diluted earnings per share	$3.91		$7.00

Shares used in computing diluted earnings per share (millions)	289.852		324.029

Comprehensive income attributable to HCA Healthcare, Inc.	$1,057		$2,252

HCA Healthcare, Inc.

Condensed Consolidated Comprehensive Income Statements

For the Nine Months Ended September 30, 2022 and 2021

Unaudited

(Dollars in millions, except per share amounts)

	2022		2021
	Amount	Ratio	Amount	Ratio
Revenues	$44,736	100.0%	$43,688	100.0%

Salaries and benefits	20,630	46.1	19,780	45.3
Supplies	6,942	15.5	7,067	16.2
Other operating expenses	8,305	18.6	7,424	17.0
Equity in earnings of affiliates	(29)	(0.1)	(78)	(0.2)
Depreciation and amortization	2,219	4.9	2,125	4.8
Interest expense	1,288	2.9	1,168	2.7
Losses (gains) on sales of facilities	25	0.1	(1,057)	(2.4)
Losses on retirement of debt	78	0.2	12	—

	39,458	88.2	36,441	83.4

Income before income taxes	5,278	11.8	7,247	16.6

Provision for income taxes	1,090	2.4	1,531	3.5

Net income	4,188	9.4	5,716	13.1

Net income attributable to noncontrolling interests	626	1.4	574	1.3

Net income attributable to HCA Healthcare, Inc.	$3,562	8.0	$5,142	11.8

Diluted earnings per share	$11.97		$15.43

Shares used in computing diluted earnings per share (millions)	297.702		333.248

Comprehensive income attributable to HCA Healthcare, Inc.	$3,374		$5,152

HCA Healthcare, Inc.

Condensed Consolidated Balance Sheets

Unaudited

(Dollars in millions)

	September 30, 2022	June 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$999	$858	$1,451
Accounts receivable	8,552	8,628	8,095
Inventories	2,009	2,043	1,986
Other	1,921	2,408	2,010

	13,481	13,937	13,542

Property and equipment, at cost	53,730	52,816	51,350
Accumulated depreciation	(28,752)	(28,229)	(27,287)

	24,978	24,587	24,063

Investments of insurance subsidiaries	372	379	438
Investments in and advances to affiliates	444	435	448
Goodwill and other intangible assets	9,651	9,593	9,540
Right-of-use operating lease assets	2,097	2,139	2,113
Other	461	514	598

	$51,484	$51,584	$50,742

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$4,161	$3,742	$4,111
Accrued salaries	1,625	1,895	1,912
Other accrued expenses	3,780	3,116	3,322
Long-term debt due within one year	218	246	237

	9,784	8,999	9,582

Long-term debt, less debt issuance costs and discounts of $309, $316 and $248	37,492	38,657	34,342
Professional liability risks	1,510	1,533	1,514
Right-of-use operating lease obligations	1,762	1,796	1,755
Income taxes and other liabilities	1,714	1,741	2,060

Stockholders’ (deficit) equity:
Stockholders’ deficit attributable to HCA Healthcare, Inc.	(3,370)	(3,680)	(933)
Noncontrolling interests	2,592	2,538	2,422

	(778)	(1,142)	1,489

	$51,484	$51,584	$50,742

HCA Healthcare, Inc.

Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2022 and 2021

Unaudited

(Dollars in millions)

	2022	2021
Cash flows from operating activities:
Net income	$4,188	$5,716
Adjustments to reconcile net income to net cash provided by operating activities:
Increase (decrease) in cash from operating assets and liabilities:
Accounts receivable	(487)	(1,312)
Inventories and other assets	53	(333)
Accounts payable and accrued expenses	(644)	731
Depreciation and amortization	2,219	2,125
Income taxes	159	185
Losses (gains) on sales of facilities	25	(1,057)
Losses on retirement of debt	78	12
Amortization of debt issuance costs and discounts	22	21
Share-based compensation	258	341
Other	124	87

Net cash provided by operating activities	5,995	6,516

Cash flows from investing activities:
Purchase of property and equipment	(3,072)	(2,385)
Acquisition of hospitals and health care entities	(176)	(488)
Sales of hospitals and health care entities	652	1,980
Change in investments	10	(38)
Other	(10)	2

Net cash used in investing activities	(2,596)	(929)

Cash flows from financing activities:
Issuances of long-term debt	5,976	4,337
Net change in revolving credit facilities	(230)	500
Repayment of long-term debt	(2,774)	(3,787)
Distributions to noncontrolling interests	(550)	(501)
Payment of debt issuance costs	(53)	(38)
Payment of dividends	(497)	(476)
Repurchase of common stock	(5,481)	(6,143)
Other	(209)	(241)

Net cash used in financing activities	(3,818)	(6,349)

Effect of exchange rate changes on cash and cash equivalents	(33)	(4)

Change in cash and cash equivalents	(452)	(766)

Cash and cash equivalents at beginning of period	1,451	1,793

Cash and cash equivalents at end of period	$999	$1,027

Interest payments	$1,329	$1,127

Income tax payments, net	$931	$1,346

HCA Healthcare, Inc.

Operating Statistics

	Third Quarter		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Operations:
Number of Hospitals	182	183	182	183
Number of Freestanding Outpatient Surgery Centers*	125	123	125	123
Licensed Beds at End of Period	49,179	48,950	49,179	48,950
Weighted Average Beds in Service	42,056	42,088	41,936	42,304
Reported:
Admissions	523,092	536,848	1,545,161	1,575,269
% Change	-2.6%		-1.9%
Equivalent Admissions	917,262	905,627	2,679,309	2,654,328
% Change	1.3%		0.9%
Revenue per Equivalent Admission	$16,322	$16,868	$16,697	$16,459
% Change	-3.2%		1.4%
Inpatient Revenue per Admission	$17,387	$18,102	$17,268	$17,115
% Change	-3.9%		0.9%
Patient Days	2,602,416	2,865,220	7,855,462	8,166,211
% Change	-9.2%		-3.8%
Equivalent Patient Days	4,565,120	4,833,197	13,621,371	13,760,066
% Change	-5.5%		-1.0%
Inpatient Surgery Cases	132,470	126,436	390,311	390,486
% Change	4.8%		0.0%
Outpatient Surgery Cases	252,026	249,192	757,629	742,527
% Change	1.1%		2.0%
Emergency Room Visits	2,278,782	2,338,180	6,559,170	6,308,386
% Change	-2.5%		4.0%
Outpatient Revenues as a
Percentage of Patient Revenues	36.6%	34.1%	37.6%	36.0%
Average Length of Stay (days)	4.975	5.337	5.084	5.184
Occupancy**	70.8%	77.6%	72.1%	74.5%
Same Facility:
Admissions	518,597	526,573	1,532,798	1,536,627
% Change	-1.5%		-0.2%
Equivalent Admissions	905,470	885,169	2,645,609	2,579,997
% Change	2.3%		2.5%
Revenue per Equivalent Admission	$16,283	$16,874	$16,674	$16,539
% Change	-3.5%		0.8%
Inpatient Revenue per Admission	$17,428	$18,081	$17,306	$17,168
% Change	-3.6%		0.8%
Inpatient Surgery Cases	131,289	124,381	387,339	382,570
% Change	5.6%		1.2%
Outpatient Surgery Cases	242,276	237,607	726,278	709,535
% Change	2.0%		2.4%
Emergency Room Visits	2,252,569	2,281,501	6,486,667	6,106,868
% Change	-1.3%		6.2%

*	Excludes freestanding endoscopy centers (21 centers at both September 30, 2022 and September 30, 2021).
**	Reflects the rate of occupancy (patient days and observations) based on weighted average beds in service.

HCA Healthcare, Inc.

Supplemental Non-GAAP Disclosures

Operating Results Summary

(Dollars in millions, except per share amounts)

	Third Quarter		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues	$14,971	$15,276	$44,736	$43,688

Net income attributable to HCA Healthcare, Inc.	$1,134	$2,269	$3,562	$5,142
Losses (gains) on sales of facilities (net of tax)	4	(788)	28	(795)
Losses on retirement of debt (net of tax)	—	—	60	9

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt (a)	1,138	1,481	3,650	4,356
Depreciation and amortization	749	716	2,219	2,125
Interest expense	446	398	1,288	1,168
Provision for income taxes	359	426	1,105	1,272
Net income attributable to noncontrolling interests	210	203	626	574

Adjusted EBITDA (a)	$2,902	$3,224	$8,888	$9,495

Adjusted EBITDA margin (a)	19.4%	21.1%	19.9%	21.7%
Diluted earnings per share:
Net income attributable to HCA Healthcare, Inc.	$3.91	$7.00	$11.97	$15.43
Losses (gains) on sales of facilities	0.02	(2.43)	0.09	(2.39)
Losses on retirement of debt	—	—	0.20	0.03

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt (a)	$3.93	$4.57	$12.26	$13.07

Shares used in computing diluted earnings per share (millions)	289.852	324.029	297.702	333.248

(a)

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles (“GAAP”). We believe net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA as the primary measures to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and GAAP net income attributable to HCA Healthcare, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that losses (gains) on sales of facilities and losses on retirement of debt will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered as alternatives to net income attributable to HCA Healthcare, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.